Exhibit 99.1

Hercules Offshore, Inc. Emerges from Bankruptcy

•	Financial Restructuring Complete

•	$450 Million Term Loan Issued

HOUSTON, Nov. 6, 2015 /PRNewswire/ — Hercules Offshore, Inc. (Nasdaq: HERO) (the “Company” or “Hercules”) announced today that it has completed its financial restructuring and emerged from Chapter 11, and funding of the Company’s new $450 million senior secured credit facility has been completed.

“Today marks the beginning of a new chapter for Hercules. Proactively restructuring our balance sheet early in the cycle generated significant benefits for Hercules including substantial debt reduction and added liquidity that will allow us to meet our capital commitments and support operations. With our new capital structure, we are much better positioned to compete successfully in the offshore drilling market” stated John T. Rynd, Chief Executive Officer and President of Hercules Offshore. “I extend my appreciation to our employees, former board of directors and advisors who have worked diligently throughout this process. Likewise, I am grateful to our customers, suppliers and investors for their confidence and support of our Company. While we are excited to have this milestone behind us, the hard work of successfully turning around our Company is just beginning. To that end, we look forward to working with our new board of directors, and with the support of our new investor base, to execute on our strategic goals through the current industry downturn and thrive in the next upcycle.”

Details of the restructuring and debt agreements are provided in an 8-K filed today which can be viewed on the SEC’s website at http://www.sec.gov or the Company’s website. The Company has set up a hotline to answer questions about the restructuring. The hotline can be accessed by dialing +1 (888) 647-1715 for domestic callers or +1 (310) 751-2619 for international callers. The Company has also posted FAQs including calculation examples of distribution of New Common Stock and Warrants to stockholders on its website at http://www.herculesoffshore.com.

About Hercules Offshore, Inc.

Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 27 jackup rigs, including one rig under construction, and 19 liftboats. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world. For more information, please visit our website at http://www.herculesoffshore.com.

Statements above that are not historical fact are forward-looking statements, including with respect to the impact of the restructuring on our operations, customers, vendors and employees. Forward-looking statements by their nature involve substantial risks, uncertainties and assumptions, including without limitation, contract renegotiations with customers, early termination or renegotiation by customers or suppliers pursuant to contract or otherwise, government and regulatory actions and other factors described in the risks and uncertainties described in our periodic reports filed with the Securities and Exchange Commission. Many of these factors are beyond our ability to control or predict.

CONTACT: Troy L. Carson, Senior Vice President & Chief Financial Officer, Hercules Offshore, Inc., +1 (713) 350-8550